Exhibit 99.1
                        PRESS RELEASE DATED MAY 17, 2006



              United Medicorp, Inc. Announces First Quarter Results

Dallas, Texas -- United Medicorp, Inc. (OTC Bulletin Board ticker symbol UMCI.OB) announced today its results for the first quarter of 2006.

Revenue for the first quarter ended March 31, 2006 was $522,416, down 36 percent compared with $822,459 in the first quarter of 2005. Net loss for the first quarter was $118,649 compared to net income of $15,340 in the prior year quarter. Net loss per share for the first quarter was $0.0039 compared to net income per share of $0.0005 in the prior year quarter.

Pete Seaman, CEO, stated, "Due to increased competition in the markets for our traditional services, UMC will face another challenging year in 2006. UMC will continue to make investments in sales and marketing, and actively pursue entry into the debt purchasing market to position the Company to meet its growth objectives."

United Medicorp, Inc. provides extended business office services to healthcare providers nationwide.

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